Exhibit 5.1

July 14, 2010

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC  20549

Ladies and Gentlemen:

We have acted as special legal counsel to BioMimetic Therapeutics, Inc., (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (“Registration Statement”), relating to up to 3,769,723 shares of the Company's common stock, par value $0.001 per share (the “Shares”), to be issued by the Company under its 1991 Long-Term Stock Incentive Plan, as amended.

This Opinion Letter is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991).  As a consequence, it is subject to a number of qualifications, assumptions, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith.

We have examined and are familiar with the Certificate of Incorporation and the By-Laws of the Company, and the various corporate records and proceedings relating to the organization of the Company and the filing of the Registration Statement. We have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.

In stating our opinion, we have assumed: (i) that all signatures are genuine, all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to authentic original documents; and (ii) that the parties to such documents have the legal right and power under all applicable laws, regulations and agreements to enter into, execute, deliver and perform their respective obligations thereunder.

On the basis of such review, but subject to the limitations expressed herein, we are of the opinion, as of the date hereof, that the securities being registered by the Registration Statement will, when issued in compliance with the Plan and sold as contemplated under the Registration Statement, be legally issued, fully paid and non-assessable.

Inasmuch as we are admitted to practice law only in the State of Tennessee, the law covered by the opinions expressed in this Opinion Letter (the “Law”) is limited to the generally applicable Law of the State of Tennessee in force and effect as of the date hereof; the federal law of the United States; and the General Corporation Law of the State of Delaware (but not the judicial interpretations thereof by Delaware Courts), as in force and effect as of the date hereof.  In rendering the opinion set forth herein, we have relied upon the documents referenced above and have made no independent verification or investigation of factual matters pertaining thereto or to the Company.

This firm hereby consents to the filing of this opinion as an exhibit to the Registration Statement and with agencies of such states and other jurisdictions as may be necessary in the course of complying with the laws of such states and jurisdictions regarding the offering and sale of the stock in accordance with the Registration Statement.

Very truly yours,

HARWELL HOWARD HYNE
GABBERT & MANNER, P.C.

/s/ Harwell Howard Hyne
Gabbert & Manner, P.C.